Exhibit 99.1

News Release

For further information:

Hooper Holmes, Inc.
Joanna Ficklin
Vice President, Marketing
(240) 888-3499

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Provides Business Updates

•	Record Pipeline of New Sales

•	Management to Present at SeeThruEquity Investor Conference

•	NYSE MKT Accepts Plan of Compliance
OLATHE, Kan., February 10, 2016 -- Hooper Holmes, Inc. (NYSE MKT: HH) today provided a business update that includes an update on new sales momentum, management’s participation at the SeeThruEquity Investor Conference on Monday, February 22, 2016, and the NYSE MKT’s acceptance of the Company’s plan on compliance.

Henry Dubois, President and CEO of Hooper Holmes commented, “2016 is starting out with strong business momentum as we execute our growth oriented business plan. Our recent wins represent the compelling value our products and services offer customers. Favorable trends are occurring across all of our lines of business and we are making progress towards our 2016 financial goals of revenue in excess of $42 million and positive EBITDA and operating cash flow.”

Update on New Sales
Through February 5, 2016, Hooper Holmes closed a record amount of new business and continues to experience strong growth momentum. In addition to the previously announced $12 million multi-year contract extension with one of the Company’s largest clinical research partners, Hooper Holmes has recently closed an additional $1.2 million of new revenue bringing the total new revenue to $13.2 million, of which $2.0 million is expected to be delivered in 2016.

The new wins in the first six weeks of 2016 include a large employer headquartered in North Dakota with more than 4,000 participant lives in the healthcare industry that will be using the full suite of wellness services. The Company also received an expanded contract with a large children’s hospital network in the Midwest. The hospital system has decided to include health coaching services as an additional benefit to its employees as a way to further increase the overall health of their workforce.

SeeThruEquity Investor Conference
On February 22, 2016, management will be attending the SeeThruEquity & The Brewer Group 2nd Annual Innovations Investor Conference in Miami, Florida. The Company will be presenting as well as meeting with investors throughout the day.

NYSE MKT Plan of Compliance
Hooper Holmes also announced that the Company received a letter from the NYSE MKT LLC (the “Exchange”) on February 4, 2016, stating that the Exchange has accepted the Company’s plan of compliance (the “Company’s Plan”), allowing the Company’s continued listing on the NYSE in response to an earlier notice from the Exchange that the company was not in compliance with section 1003(a)(ii) of the NYSE MKT Company Guide (the “Company Guide”), which requires companies reporting losses from continuing operations and net losses in its four most recent fiscal years to have $4.0 million of shareholders’ equity.

In the February 4th letter, the Exchange also notified the Company that it had determined that the Company’s securities have been selling for a low price per share for a substantial period of time, resulting in non-compliance with section 1003(f)(v) of the Company Guide and must become compliant with this section by August 4, 2016.

The Company’s Plan, referenced above and submitted to the Exchange on January 8, 2016, offered remediation plans for both of these deficiencies. In the February 4th letter, the Exchange notified the Company that it accepted the Company’s Plan and granted the Company an extension until May 8, 2017 (the “Plan Period”) to regain compliance with section 1003(a)(ii) of the Company Guide. The Company will be subject to periodic review by the Exchange during the Plan Period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards of the Company Guide by the end of the Plan Period could result in the Company being delisted from the Exchange. The Company is working diligently to regain compliance with the Company Guide by the required timeframes.

Mr. Dubois concluded: “We are committed to meeting the expectations set forth by the Exchange. We have built a solid foundation to grow and support our business and have improved our capital structure through the success of our Rights Offering. I also appreciate the continued support from our customers, channel partners, employees and shareholders, as we continue working to create long-term value for all our stakeholders.”

About Hooper Holmes
Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; our ability to fulfill the conditions of our plan to comply with the NYSE MKT’s minimum requirement for shareholders’ equity; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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